EXHIBIT 17

I, Gilles Chaumillon, do hereby tender my resignation as an officer and director of the Company effective June 20, 2012.

There has been no disagreement with the Company’s other officers or directors regarding the Company’s operations or financial reporting information.

/s/Gilles Chaumillon	June 20, 2012
Gilles Chaumillon